EXHIBIT 10-49

Form of Restricted Stock Award Agreement

This Restricted Stock Award Agreement (“Award Agreement”) is entered into as of the Award Date between FirstEnergy Corp. and the Participant. For the purposes of this Award Agreement, the term “Company” means FirstEnergy Corp., its successors and/or its Subsidiaries, singularly or collectively.

SECTION ONE - AWARD

As of the Award Date, in accordance with the FirstEnergy Corp. 2007 Incentive Plan, as amended (the “Plan”) and the terms and conditions of this Award Agreement, the Company grants to the Participant the fixed number of restricted shares of the Company’s common stock listed as “Awarded” on the Award Detail Page (the “Restricted Stock”).

Voting and Dividend Rights

Subject to the restrictions in this Award Agreement, the Participant shall be entitled to all rights of ownership during the Period of Restriction (as defined in “Section Two-General Terms” below), including, but not limited to, the right to vote the Restricted Stock and to receive dividends. Dividends payable during the Period of Restriction, however, shall be automatically reinvested in Restricted Stock that is subject to the same restrictions.

SECTION TWO - GENERAL TERMS

This Award Agreement is subject to the Plan and the following terms and conditions:

Period of Restriction

For the purposes of this Award Agreement, “Period of Restriction” means the period beginning on the Award Date set forth above and ending on the earliest of:

a)	5:00 p.m. Akron time on [March __, 2018] (the “Vest Date”);

b)	The date of the Participant's death;

c)	The date that the Participant’s employment is terminated due to Disability; or

d)
The date that the Participant is involuntarily terminated under conditions in which the Participant qualifies for and receives any employer severance benefit that may be offered, provided that the Participant executes, submits and does not revoke an agreement to release the Company in full against any and all claims as required by (and within the time period mandated by) the arrangement or plan providing the employer severance benefit.

Registration and Certificate Legend

The Restricted Stock shall be registered in the name of the Participant and shall be placed in a restricted account in book entry form where it shall remain, accruing dividends, until the expiration of the Period of Restriction or forfeiture, as described below. The Company may, in its discretion, register the Restricted Stock in certificate form for the number of shares of Restricted Stock specified above. If the Company registers the Restricted Stock in certificate form, the Company will retain the certificates and each certificate will bear the following legend until the expiration of the Period of Restriction or forfeiture:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the FirstEnergy Corp. 2007 Incentive Plan, as amended, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Award Agreement dated with the Award Date. A copy of the Plan, such rules and procedures, and such Restricted Stock Award Agreement may be obtained from the Corporate Secretary of FirstEnergy Corp.”

Delivery of Common Stock

Subject to satisfying the applicable tax withholding requirements, the shares of common stock issuable under this Award Agreement shall be delivered to the Participant as follows (the “Delivery Date”) for each specified event:

•	The Vest Date, if the delivery is on account of paragraph a) of the subsection entitled “Period of Restriction” above; or

•
As soon as practicable after the Participant’s death, termination due to Disability or involuntary termination in accordance with, and as described in, paragraph b), c), or d) of the subsection entitled “Period of Restriction” above, and subject to the subsection entitled “Forfeiture” below.

As soon as practicable after the Delivery Date, the Company shall, as applicable, either lift the restrictions on the Restricted Stock held in a restricted account in book entry form or remove the legend from the Restricted Stock held in certificate form and all unrestricted Shares shall remain in, or shall be placed in, an account in book entry form; provided that, no fractional Shares will be delivered and any fractional Shares to which the Participant would otherwise be entitled will be paid in cash. All unrestricted Shares, less any Shares withheld to cover the tax obligations in accordance with the subsection entitled “Withholding Tax” below, will continue to be registered in the name of the Participant.

Special Definitions

For purposes of this Award Agreement, the term “Change in Control” means a change in control that satisfies both a Change in Control as defined in the Plan for Awards granted on or after January 1, 2011 and a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) and the term “involuntary termination” (or forms or derivations thereof) means “involuntary separation from service” as defined in Treasury Regulation Section 1.409A-1(n).

Withholding Tax

The Company shall withhold shares in an amount sufficient to satisfy all federal, state, and local taxes required by law to be withheld in connection with the delivery of shares of common stock granted under this Award Agreement, but in no event shall such amount exceed the minimum statutory withholding requirements.
Forfeiture

The Participant shall forfeit to the Company all of the Restricted Stock and any right to dividends on the Restricted Stock upon the occurrence of any the following events before the expiration of the Period of Restriction and neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any interest or rights in the Restricted Stock or any dividends upon or after the following events:

•
Termination of employment with the Company for any reason; provided, however, that no forfeiture shall occur if termination of employment with the Company is due to death or Disability or due to an involuntary termination in connection with and resulting from a Change in Control within the two-year period following the date of the Change in Control under conditions in which the Participant qualifies for and receives an employer severance benefit, if offered, provided that the Participant executes, submits and does not revoke an agreement to release the Company in full against any and all claims as required by (and within the time period mandated by) the arrangement or plan providing the employer severance benefit; and further provided, that if the Participant is involuntarily terminated other than in connection with and resulting from a Change in Control as described in the immediately preceding phrase and satisfies the conditions as described in paragraph d) of the subsection entitled “Period of Restriction” above, a prorated portion of the Restricted Stock under this Award Agreement based on the number of months served during the Period of Restriction shall not be forfeited. The proration will be calculated by multiplying the number of shares of Restricted Stock awarded by the number of full months served after the Award Date, divided by the total number of months of the Period of Restriction.

•	Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate the Restricted Stock or the right to receive the Restricted Stock in violation of this Award Agreement.

Recoupment

With respect to a Participant who is or has been deemed to be, or becomes, an “insider” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Award Agreement will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and subject to any Company policy adopted pursuant to such law, rules, or regulations and may be amended to further such purpose without the consent of the Participant.

Effect on the Employment Relationship

The grant of Restricted Stock is voluntary and made on a one-time basis and does not constitute a commitment to make any future awards. Nothing by this Award or in this Award Agreement guarantees employment with the Company, nor does this Award or Award Agreement confer any special rights or privileges to the Participant as to the terms of employment.

Adjustments

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination, distribution, or other change in corporate structure of the Company affecting the common stock, the Committee will adjust the number and class of securities in this Award in a manner determined appropriate to prevent dilution or enlargement of the Restricted Stock granted under this Award Agreement.

409A
It is intended that this Award Agreement and the compensation and benefits hereunder either be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”), and this Award Agreement shall be so construed and administered.

In the event that the Committee reasonably determines that any compensation or benefits payable under this Award Agreement may be subject to taxation under Section 409A, the Committee shall have the authority to adopt, prospectively or retroactively, such amendments to this Award Agreement or to take any other actions it determines necessary or appropriate to (a) exempt the compensation and benefits payable under this Award Agreement from Section 409A or (b) comply with the requirements of Section 409A. The Committee, in its sole discretion, shall determine to what extent, if any, this Award must be amended, modified or reformed. In no event, however, shall this section or any other provisions of this Award Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Award Agreement and the Company shall have no responsibility for tax consequences to Participant (or the Participant’s beneficiary) resulting from the terms or operation of this Award Agreement.

Administration

1.
This Award Agreement is governed by the laws of the State of Ohio without giving effect to the principles of the conflicts of laws. By accepting this Award, the Participant agrees to the exclusive jurisdiction of the courts of the United States District Court for the Northern District of Ohio to adjudicate any and all claims brought with respect to the Award.

2.	The administration of this Award Agreement and the Plan will be performed in accordance with Article 3 of the Plan.

3.
All interpretations, determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of the Plan shall be final, conclusive, and binding on all persons and the Participant agrees to be bound by such interpretations, determinations and decisions.

4.	The terms of this Award Agreement are governed at all times by the official text of the Plan and in no way alter or modify the Plan.

5.
If a term is capitalized but not defined in this Award Agreement, it has the meaning given to it in the Plan or on the Award Detail Page (which is a part of this Award Agreement) as the context so requires.

6.	To the extent a conflict exists between the terms of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

7.	The terms and conditions of this Award may be modified by the Committee:

(a)	in any case permitted by the terms of the Plan or this Award Agreement;

(b)	with the written consent of the Participant; or

(c)
without the consent of the Participant if the amendment is either not materially adverse to the interests of the Participant or is necessary or appropriate in the view of the Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.

SECTION THREE - TRANSFER OF AWARD
The Restricted Stock is not transferable during the life of the Participant. Only the Participant shall have the right to receive the common stock issuable under the Restricted Stock, unless the Participant is deceased, at which time the common stock issuable under the Restricted Stock may be issued to the Participant’s beneficiary (as designated under Article 15 of the Plan), or pursuant to the Participant’s will or the laws of descent and distribution.

I acknowledge receipt of this Restricted Stock Award Agreement and I accept and agree with the terms and conditions stated above.

(Date)	(Signature of Participant)

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